Exhibit 6.5

ADOMANI, Inc.

2012 Preferred Stock Option Plan

1. Purpose and Eligibility. The purpose of this 2012 Preferred Stock Option Plan (the “Plan”) of ADOMANI, Inc. (the “Company”) is intended to promote the future success and growth of the Company by providing stock options and other equity interests in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant”. Additional definitions are contained in Section 8 hereof.

2. Types of Awards and Administration.

a. Types of Awards. This Plan is intended to provide to:

(i) officers and other employees of the Company opportunities to purchase shares of Preferred stock, par value $0.001, of the Company (the “Preferred Stock”) pursuant to options granted hereunder which qualify as “incentive stock options” under Section 422(b) of the Internal Revenue Code of 1986 (“the Code”) and any amendments thereto (“Incentive Stock Options”);

(ii) directors, officers, employees, consultants and advisors of the Company opportunities to purchase Preferred Stock pursuant to options granted hereunder which do not qualify as Incentive Stock Options (“Non-Qualified Options” and, together with Incentive Stock Options, “Options”); and

(iii) directors, officers, employees, consultants and advisors of the Company by providing them with awards of Preferred Stock (“Stock Awards”).

b. Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”) or by a committee appointed under the Board (“the Committee”) as provided by subsection (c) hereunder, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive on all parties. The Board, in its sole discretion, shall have the authority to:

(i) grant and amend Awards;

(ii) adopt, amend and repeal rules relating to him Plan;

(iii) interpret and correct the provisions of the Plan and any Award; and

(iv) amend the Plan and any Award issued hereunder in order to assure that such Awards do not provide a deferral of compensation that would be subject to Section 409A of the Code, and otherwise to administer the Plan so as to comply with applicable provisions of §409A of the Code or any Treasury Regulations or IRS guidance issued thereunder. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

c. Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board. All references in the Plan to the “Board” shall mean such Committee or the Board.

d. Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3. Stock Available for Awards.

a. Number of Shares. Subject to adjustment under Section 3(b) hereof, the maximum number of shares of Preferred Stock that may be issued pursuant to the Plan is ten million (10,000,000) shares. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Preferred Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Preferred Stock issued pursuant to the

Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such shares of Preferred Stock shall again be available for the grant of Awards under the Plan; provided that the cumulative number of such shares that may be so reissued under the Plan will not exceed thirty million (30,000,000) shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

b. Adjustment to Preferred Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event,

(i) the number and class of securities available for Awards under the Plan and the per Participant share limit,

(ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option,

(iii) the repurchase price per security subject to repurchase, and

(iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

If Section 7(e)(i) hereof applies for any event, this Section 3(b) shall not be applicable. Notwithstanding the foregoing, these adjustments shall be made to the extent necessary, in such a manner as to avoid any Award granted hereunder being classified as a deferral of compensation within the meaning of §409A of the Code, and the Treasury Regulations or IRS guidance issued thereunder.

4. Stock Options.

a. General. The Board may grant Options and determine the number of shares of Preferred Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Preferred Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.

b. Incentive Stock Options. An Option that the Board intends to be an Incentive Stock Option shall be granted only to employees and officers of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option shall be a Non-Qualified Option. Incentive Stock Options granted under the Plan shall be subject to the following additional terms and conditions:

(i) each Incentive Stock Option granted under the Plan shall, at the time of grant, be specifically designated as such in the Award Agreement (as such term is defined herein) covering such Incentive Stock Option.

(ii) If any individual to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such Incentive Stock Option, the owner of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

The purchase price per share of the Preferred Stock subject to such Incentive Stock Option shall be Ten Cents ($0.10) per share; and the Option exercise period shall not exceed eight (8) years from the date of grant.

(iii) For as long as the Code shall so provide, Options granted to any individual under the Plan which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one (1) calendar year for shares of Preferred Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than One Hundred Thousand Dollars ($100,000.00).

(iv) No Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant is, and has been continuously since the date of grant of his or her Option, employed by the Company, except that an Incentive Stock Option may be exercised within the period of three (3) months after the date the Participant ceases to be an employee or officer of the Company (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination, provided that the agreement with respect to such Option may designate a longer exercise period, and any exercise after such three-month period shall be treated as the exercise of a Non-Qualified Option under the Plan; if the Participant dies while in the employ of the Company, or within three (3) months after the Participant ceases to be in such employ, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of death; and, if the Participant becomes disabled (within the meaning of Section 22(e)(3) or any successor Section of the Code) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one (1) year after the date the Participant ceases to be in such employ because of such disability (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination. Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

c. Exercise Price. The Board shall establish the exercise price (the “Exercise Price”) at the time each Option is granted and specify it in the applicable Award Agreement. Notwithstanding the immediately preceding sentence, the Exercise Price shall not be less than the Fair Market Value of a share of the Preferred Stock on the date of grant of such option. Notwithstanding anything in this Plan to the contrary, the price per share of Preferred Stock shall be determined in such a manner as not to be a deferral of compensation within the meaning of Code Section 409A and the Treasury Regulations or IRS guidance issued thereunder. For purposes of this Agreement, the price set for Stock Options shall be $0.10 per Preferred stock option.

d. Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award Agreement, except that, in the case of an Incentive Stock Option, such date shall not be later than eight (8) years after the date on which the Option is granted and, in all cases, Options shall be subject to earlier termination as provided in the Plan. The period of exercitation shall be sixty (60) months and the recipient shall vest 1/60th for every month working as an employee, advisor, consultant or member of the Board of Directors

e. Exercise of Option. Options may be exercised in full or in installments. Options may be exercised only by delivery to the Company of

(i) a written notice of exercise signed by the proper person, and

(ii) payment in full as specified in Section 4(f) hereof for the number of shares for which the Option is exercised.

f. Payment upon Exercise. Preferred Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) by check payable to the order of the Company;

(ii) except as otherwise explicitly provided in the applicable Award Agreement, and only if the Preferred Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii) to the extent explicitly provided in the applicable Award Agreement, by (A) delivery of shares of Preferred Stock owned by the Participant valued at Fair Market Value, (B) delivery of a promissory note of the Participant to the Company (and delivery to the Company by the Participant of a check in an amount equal to the par value of the shares purchased), or (C) payment of such other lawful consideration as the Board may determine.

5. Restricted Stock.

a. Grants. The Board may grant Awards entitling recipients to acquire shares of Preferred Stock, subject to

(i) delivery to the Company by the Participant of a check in an amount at least equal to the par value of the shares purchased, and

(ii) the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

b. Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c. Rights of Participants. Participants shall have full stockholder rights with respect to Restricted Stock Awards shares upon issuance and delivery of a stock certificate representing such shares, whether or not a Participant’s interest in such shares is vested. Accordingly, Participants shall have the right to vote such shares and, subject to this Section 5, to receive any dividends or non-cash distributions with respect to such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date any such stock certificate is issued.

6. Other Stock-Based Awards. The Board shall have the right to grant other Awards based upon the Preferred Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Preferred Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7. General Provisions Applicable to Awards.

a. Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b. Documentation. Each Award under the Plan shall be evidenced by a written instrument (an “Award Agreement”) in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan provided that such terms and conditions do not contravene the provisions of the Plan. The Board may amend or modify each Award Agreement in any manner to the extent that the Board would have had the authority to grant such Award under the Award Agreement as so modified or amended, including without limitation changing the dates as of which an Award becomes exercisable or restrictions on shares of the Preferred Stock lapse. The foregoing notwithstanding, no modification of an Award Agreement may be made that would materially, adversely affect a Participant without the approval of the Participant; provided that the Board may modify any Award Agreement if such modification is required by applicable law or as necessary or appropriate in order to assure that no Award granted hereunder would be classified as a deferral of compensation under Code Section 409A and the Treasury Regulations or IRS guidance issued thereunder.

c. Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d. Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. Notwithstanding the foregoing, if a Participant’s employment or other relationship with the Company is terminated for “Cause”, the Options issued to such Participant shall terminate on the date of such termination and shall thereupon not be exercisable to any extent whatsoever. For purposes of the Plan, “Cause” is conduct, as determined by the Board, involving one or more of the following:

(i) willful misconduct by the Participant which is injurious to the Company; or

(ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in economic loss, damage or injury to the Company; or

(iii) the unauthorized disclosure of any trade secret or confidential information of either the Company or any third party who has a business relationship with the Company; or

(iv) a violation of any noncompetition covenant or assignment of inventions obligation with the Company; or

(v) the commission of an act which induces any party to break a contract with the Company or to decline to do business with the Company; or

(vi) the conviction of the Participant of a felony during the period of the granting of the Option and the exercitation of the Option; or

(vii) the failure of the Participant to perform in any material respect his or her employment or engagement obligations without proper cause therefor.

e. Acquisition of the Company.

(i) Consequences of an Acquisition.

(A) Acquisition Defined. An “Acquisition” shall mean: the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or any other acquisition of the business of the Company, as determined by the Board.

(B) Acquisition Consequences. Unless otherwise expressly provided in the applicable Award Agreement, upon the occurrence of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i)(B), also the Board), shall, as to outstanding Awards (on the same basis or on different basis, as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Preferred Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Preferred Stock subject to such Awards immediately preceding the Acquisition. In addition to, or in lieu of the foregoing, with respect to outstanding Options, the Board may, upon written notice to the affected optionees, provide that one or more Options then outstanding shall become immediately exercisable in full and that such Options must be exercised within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or provide that one or more Options then outstanding shall become immediately exercisable in full and shall be terminated in exchange for a cash payment equal to the excess of the Fair Market Value for the shares subject to such Options over the exercise price thereof. Any conversion described in subsections (a), (b) or (c) hereof, shall conform to the requirements of Treasury Regulation §1.424-1, construed as if the options under the Plan were statutory options, and any other requirements the satisfaction of which the Board determines to be necessary or appropriate to avoid classification as a deferral of compensation under Code Section 409A and the Treasury Regulations or IRS guidance issued thereunder.

(C) Assumption of Awards upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

(D) Parachute Awards. Notwithstanding the provisions of Section 7(e)(i)(B) hereof, if, in connection with an Acquisition described therein, a tax under §4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in §§280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under §4999 of the Code in connection with the Acquisition, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by §4999 of the Code) and shall be based on economic principles rather than the principles set forth under §280G of the Code and the Treasury Regulations promulgated thereunder. All determinations required to be made under this Section 7(e)(iii) shall be made by the Company.

f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Preferred Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

g. Amendment of Awards. The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Option, provided that, the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

h. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Preferred Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until

(i) all conditions of the Award have been met or removed to the satisfaction of the Company,

(ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

(iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

i. Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may

(i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or

(ii) disqualify all or part of the Option as an Incentive Stock Option.

j. Maintenance of Exemption from Code Section 409A. Awards issued under this Plan are intended to meet the requirements for exemption from coverage under Code Section 409A and all grants shall be construed and administered accordingly.

8. Miscellaneous.

a. Definitions.

(i) Company. For purposes of eligibility under the Plan, Company shall include any present or future subsidiary corporations of ADOMANI, Inc., as defined in §424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of ADOMANI, Inc., as defined in §424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii) Code. Means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

(iii) Employee. For purposes of eligibility under the Plan (but not for purposes of Section 4(b) hereof) shall include a person to whom an offer of employment has been extended by the Company.

(iv) Fair Market Value. If shares of the Preferred Stock are not then publicly traded, the fair market value shall be determined by any reasonable method chosen by the Board, including, for example, any valuation method described in Treasury Regulation §20.2031-2, or as determined pursuant to the applicable Award Agreement.

b. No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant, with or without cause, free from any liability or claim under the Plan.

c. No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Preferred Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board and the stockholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

e. Amendment of Plan.

(i) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, except that if at any time the approval of the stockholders of the Company is required for any modification or amendment under §422 or any successor section of the Code with respect to Incentive Stock Options or under Rule 16b-3 (“Rule 16b-3”) or any successor rule promulgated under the Securities Exchange Act of 1934, as amended, or otherwise under applicable law or regulations, the Board may not effect such modification or amendment without such approval;

(ii) The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under Awards previously granted to him or her. With the consent of the affected Participant, the Board may amend outstanding Award Agreements in a manner not inconsistent with the Plan. The Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan, to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under §422 of the Code; and

(iii) The terms and provisions of the Plan and of any outstanding Option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

f. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law.

Dated: December 30, 2012

ADOMANI, Inc. /s/ Edward Riggs Monfort Edward Riggs Monfort Secretary

Incentive Stock Option Agreement Letter

ADOMANI, Inc.

To:

We are pleased to inform you that you have been selected by the Board of Directors of ADOMANI, Inc., a Florida corporation (the “Company”), to receive a stock option (the “Option”) for the purchase of                      shares (            ) (the “Option Shares”) of the Company’s Preferred Stock at an exercise price of $0.10 per share. The terms of the Option are set forth in this Agreement and in the Company’s 2012 Preferred Stock Option Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by reference. This Agreement is limited by and subject to the express terms and provisions of the Plan. Unless otherwise provided in this Agreement, defined terms will have the meaning given to such terms in the Plan.

1. DATE OF GRANT: The Option is granted effective as of             , 20    .

2. STATUS OF OPTION: The Option is intended to be an incentive stock option as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that the Option qualifies as such.

3. TERMS: The term of the Option is eight (8) years from the date of grant, unless sooner terminated as a result of termination of your employment or services with the Company or upon a terminating event (the “Terminating Event”), as described in the Plan and Paragraph 12 of this Agreement.

4. VESTING: The Option shall vest according to the following schedule:

1/60th from the Date of Grant

Any Option Shares that have not yet vested according to the schedule set forth above shall be considered unvested shares (the “Unvested Shares”). Upon cessation of your employment or services on behalf of the Company for any reason, no further vesting of the Option will occur and any unvested portion of the Option with terminated.

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4.1 ACCELERATION OF VESTING: In the event of a “transfer of Control” the vesting schedule set forth above shall accelerate automatically for each remaining unvested installment of the Option. Such acceleration shall not be contingent upon any change in employment status, role, or responsibility level occurring in connection with such an event. For this purpose, a Transfer of Control shall be deemed to have occurred in the event of any of the following events with respect to the Company: (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (b) a merger in which the Company is not the surviving corporation; (c) a merger in which the Company is the surviving corporation where the stockholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after the merger; (d) the sale, exchange, or transfer of all or substantially all of the Company’s assets; or (e) a liquidation or dissolution of the Company.

5. RIGHT TO EXERCISE: The Option shall be immediately exercisable for any or all of the Option Shares, subject to your agreement that any unvested shares of stock purchased upon exercise are subject to the Company’s repurchase rights set forth in Paragraph 6 below. Notwithstanding the foregoing, except as provided in Paragraph 15 below, the aggregate fair market value of the stock with respect to which you may exercise the Option for the first time during any calendar year, together with any other incentive stock options which are exercisable by you for the first time under any Company plan during any such year, as determined in accordance with Section 422 of the Code, shall not exceed Five Million Dollars ($5,000,000) (the “Exercise Limitation”). To the extent the exercisability of the Option is deferred by any reason of the $5,000,000 Exercise Limitation, the deferred portion of the Option will first become exercisable in the calendar year or years thereafter in which the $5,000,000 Exercise Limitation would not be contravened.

6. COMPANY REPURCHASE RIGHT:

(a) By accepting the Option, you hereby grant to the Company an option (the “Repurchase Option”) to repurchase any Option Shares that remain Unvested Shares on the earlier of (i) the

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date you cease to be employed by or provide services to the Company (including a parent or subsidiary of the Company) for any reason whatsoever; including, without limitation, termination with or without cause, death or permanent disability; and (ii) the date you or your legal representative attempts to sell, exchange, transfer, pledge or otherwise dispose of any Unvested Shares (other than pursuant to a Terminating Event, as that term is defined in the Plan.

(b) The Company may exercise the Repurchase Option by giving you written notice within sixty (60) days after (i) such termination of employment or services (or exercise of the Option if later) or (ii) the Company has received notice of the attempted disposition. It the Company fails to give notice within such 60-day period, the repurchase Option shall terminate, unless you and the Company have extended the time for the exercise of the Repurchase Option. The Repurchase Option must me exercised, if at all, for all the Unvested Shares, except as you and the Company otherwise agree.

(c) Payment to you by the Company shall; be made in cash within thirty (30) days after the date of the mailing of the written notice of exercise of the Repurchase Option. For purposes of the foregoing, cancellation of any indebtedness you owe to the Company shall be treated as payment to you in cash to the extent of the unpaid principal and any accrued interest canceled. The purchase price per share being repurchased by the Company shall be an amount equal to your original cost per share, as adjusted as provided in the Plan. You shall deliver the shares of stock being repurchased to the Company at the same time as the Company delivers the purchase price to you.

(d) You hereby authorize and direct the Company’s Chief Financial Officer or transfer agent to transfer to the Company any Unvested Shares as to which the Repurchase Option is exercised.

(e) The Company shall have the right to assign the Repurchase Option at any time, whether or not the Repurchase Option is then exercisable, to one or more personas as may be selected by the Company.

(f) The Repurchase Option shall remain in full force and effect in the event of a Terminating Event, provided that if the Administrative Committee determines that an assumption or substitution of options outstanding under the Plan will not be

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made in connection with the Terminating event and the vesting of such options is therefore accelerated pursuant to the Plan, the Repurchase Option shall terminate and all Unvested Shares shall immediately vest in full.

(g) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or a subsidiary of the Company, to terminate your employment or services on behalf of the Company, for any reason, with or without cause.

(h) Subject to the terms and conditions of this Agreement, the Invested Shares may not be sold, transferred, pledged, encumbered or disposed of under any circumstances, whether voluntarily, by operation of law, by gift or by the applicable laws of descent and distribution. Any attempted transfer of any Unvested Shares in conflict with this Agreement shall be null and void.

7. MARKET STANDOFF: By accepting the Option, you hereby agree that, in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Federal Securities At of 1933, as amended (the “Securities Act”), including the Company’s initial public offering, you shall not sell or make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transaction with respect to, any Option Shares without the prior written consent of the Company or its underwriters. Such limitations (the “Market Standoff”) shall be in effect only if and to the extent and for such period of times as may be required by the Company or such underwriters and agreed to by the Company’s officers and directors; provided, however, that in no event shall the weighted average number of days in such period exceed 180 days. The Market Standoff shall in all events terminate two years after the effective date of the Company’s initial public offering. In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Option Shares until the end of the applicable Market Standoff period.

8. SHAREHOLDERS AGREEMENT: By accepting the Option you hereby agree to execute, on the date you exercise the Option, a shareholders agreement (the “Shareholders Agreement”), if any, in the form in use at such time (unless at such time the Company’s stock is publicly traded or the Shareholders

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Agreement has otherwise terminated), whereby under certain circumstances you grant the Company and certain of its other shareholders a right of first offer to purchase the Option shares and agree not to dispose of the Option Shares until after May 31, 2016 without the Company’s prior written consent.

9. CAPITAL ADJUSTMENTS: In the event of any stock dividend, stock split, stock issuance by the Board of Directors to all outstanding shareholders, or consolidation of shares of any capital adjustment of any of the outstanding securities of the Company, any and all new, substituted or additional securities or other property to which you are entitled be reason of ownership of the Options Shares shall be immediately subject to this Agreement and shall be included in the definition of the Option Shares for all purposes and shall be subject to the Repurchase Option, the Shareholders Agreement, and the Market Standoff and other terms of this Agreement. While the aggregate repurchase price for Unvested Shares shall remain the same after each event, the repurchase price per Unvested Share upon execution of the Repurchase Option shall be appropriately adjusted.

10. METHOD OF EXERCISE: The Option may be exercised by written notice to the Company, in the form and substance satisfactory to the Company, which must state the election to exercise the Option, the number of shares of stock for which the Option is being exercised and such other representations and agreements as to your investment intent with respect to such shares as may be required pursuant to the provisions of this Agreement and the Plan. The written notice must be accompanied by full payment of the exercise price for the number of shares of stock being purchased.

11. FORM OF PAYMENT: The Option exercise price may be paid, in whole or in part, in cash, by check, or by cash equivalent, or in any other form of payment permitted by the Plan Administrator.

12. EARLY TERINATION: The Option will terminate in its entirety three months after cessation of employment or services on behalf of the Company or its affiliated companies, unless cessations is due to (a) disability, in which case the Option shall terminate one year after cessation of employment or services on behalf of the Company, or (b) death, in which case the Option shall terminate one year after death.

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13. LIMITED TRANSFERABILITY: The Option is not transferable except by will or by the applicable laws of descent and distribution. During your lifetime only you can exercise the Option. The Plan provides for exercise of the Option by the personal representative of your estate or he beneficiary thereof following your death.

14. NOTICE OF DISQUALIFYING DISPOSITION: To obtain certain tax benefits afforded to incentive stock options under Section 422 of the Code, an optionee must hold the shares issued upon the exercise of the incentive stock option for two years after the date of grant and one year from the date of exercise. An optionee may be subject to the alternative minimum tax at the time of exercise. Tax advice should ne obtained when exercising any option and prior to the disposition of the shares issued upon the exercise of any option. By accepting the Option, you hereby agree to promptly notify the Company’s Chief Financial Officer if you dispose of any of the Option Shares within one year from the date you exercise all or part of the Option or within two years of the date of grant of the Option.

15. EXCEPTION TO $5,000,000 EXERCISE LIMITATION: Notwithstanding any other provision of this Agreement, if compliance with the above $5,000,000 Exercise Limitation as set forth above in Paragraph 5 above will result in the exercisability of any vested shares being delayed more than 30 days beyond the vesting date for such shares, the Option shall be deemed to be two options. The first Option shall be for the maximum number of shares subject to the Option that can comply with the $5,000,000 Exercise Limitation without causing the Option to be unexercisable as to vested shares. The second Option, which shall not be treated as an incentive stock option, shall be for the balance of the shares subject to the Option and shall be exercisable on the same terms and conditions and at the same time as set fort in this Agreement; provided, however, that the second sentence of Paragraph 4 above shall not apply to the second option and such shares shall become vested shares on the same date or dates as set forth in this agreement without regard to this paragraph. Unless you specifically elect to the contrary in your written notice of exercise, the first option shall be deemed to be exercised first to the maximum possible extent and then the second option shall be deemed exercised.

16. REGISTRATION: YOUR PARTICULAR ATTENTION IS DIRECTED TO THE PLAN WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING

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TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THE OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE SHARES TO YOU. By accepting the Option, you hereby acknowledge that you have read the Plan and that you are hereby making the representations and acknowledgments to the Company, and entering into the indemnity and other obligations to the Company, therein specified.

17. BINDING EFFECT: This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors, and assigns.

Please execute the following Acceptance and Acknowledgment and return to the undersigned.

Sincerely,

Edward Riggs Monfort

Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I,                     , a resident of the State of California, accept the incentive stock option described in this agreement and in ADOMANI. Inc.’s 2012 Preferred Stock Option Plan, and acknowledges receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan, and I hereby make the representations, warranties and acknowledgments, and undertake the indemnity and other obligations, therein specified. As a condition to my exercise of this stock option, I agree to execute the Company’s Shareholders Agreement and Stock Purchase Agreement in effect at such time.

Dated:             , 20

Taxpayer Identification

By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of his or her

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execution of this Agreement, acknowledges that he or she has read this agreement, acknowledges that he or she is familiar with the terms and provisions thereof, and agrees to be bound by al the terms and conditions of this Agreement and the Plan.

Date:             , 20

Spouse

Printed Name

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